EXHIBIT 12.4

                  SOUTHWESTERN ELECTRIC POWER COMPANY
                  RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                       (Thousands except Ratio)
                              (Unaudited)


Operating Income                                             $153,682

Adjustments:
  Income taxes                                                 27,337
  Provision for income taxes                                   16,290
  Deferred investment tax credits                              (5,114)
  Utility plant development costs, net of tax                 (21,743)
  Other income and deductions                                    (349)
  Allowance for borrowed and equity funds
    used during construction                                    6,086
  Interest portion of financing leases                          1,688

        Earnings                                             $177,877

Fixed Charges:
  Interest on long-term debt                                 $ 44,026
  Amortization of debt issuance cost                            3,370
  Other interest                                                6,610
  Interest portion of financing leases                          1,688

        Fixed Charges                                        $ 55,694


Ratio of Earnings to Fixed Charges                               3.19